Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Symmetry Medical Inc. Amended and Restated 2004 Equity Incentive Plan, the Symmetry Medical Inc. 2003 Stock Option Plan and the Symmetry Medical Inc. 2002 Stock Option Plan of our report dated March 17, 2005, with respect to the consolidated financial statements of Symmetry Medical Inc. included in the Company’s Annual Report on Form 10-K for the year ended January 1, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
ERNST & YOUNG LLP

Indianapolis, Indiana

March 24, 2005